Exhibit 10.5

CODEXIS, INC.

DAVID O’TOOLE

RESTRICTED STOCK GRANT NOTICE AND

RESTRICTED STOCK AGREEMENT

Codexis, Inc., a Delaware corporation, (the “Company”), hereby grants to the individual listed below (“Participant”), the number of shares (the “Shares”) of the Company’s common stock (“Stock”) set forth below. These Shares are subject to all of the terms and conditions as set forth herein and in the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) (including without limitation the Restrictions on the Shares set forth in the Restricted Stock Agreement), which is incorporated herein by reference. Unless otherwise defined herein, the terms are defined in Article 1 of the Restricted Stock Agreement.

Participant’s Name:	David O’Toole

Grant Date:	September 10, 2012

Total Number of Shares of Restricted Stock:	50,000 shares

Vesting Commencement Date:	September 4, 2012

Vesting Schedule:	The Shares subject to this Award shall vest and be released from the Restrictions (as defined in the Restricted Stock Agreement) as to 25% of the total number of Shares on each anniversary of the Vesting Commencement Date so that 100% of the Shares shall be released from such Restrictions on the fourth (4th) anniversary of the Vesting Commencement Date, subject to Participant continuing to provide services to the Company through each such vesting date.

Termination:	Subject to Section 2.2 of the Restricted Stock Agreement, if Participant ceases to be an Employee, Consultant or Director prior to the applicable vesting date, all Shares of Restricted Stock that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By executing this Grant Notice below, Participant agrees to be bound by the terms and conditions of the Restricted Stock Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Restricted Stock Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Grant Notice or the Restricted Stock Agreement. In addition, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.2(d) of the Restricted Stock Agreement by (i) withholding Shares otherwise releasable to Participant upon vesting of the Shares, (ii) instructing a broker on Participant’s behalf to sell shares of Stock otherwise releasable to Participant upon vesting of the Shares and submit the proceeds of such sale to the Company or (iii) using any other method permitted by Section 2.2(d) of the Restricted Stock Agreement. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

CODEXIS, INC.:		PARTICIPANT:

By:	/s/ Douglas T. Sheehy	By:	/s/ David O’Toole
Print Name:	Douglas T. Sheey	Print Name:	David O’Toole
Title:	Senior Vice President, General Counsel and Secretary

Address:	[ADDRESS]	Address:	[ADDRESS]

EXHIBIT A

TO DAVID O’TOOLE RESTRICTED STOCK GRANT NOTICE

RESTRICTED STOCK AGREEMENT

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) to which this Restricted Stock Agreement (the “Agreement”) is attached, Codexis, Inc., a Delaware corporation, (the “Company”), effective as of the Grant Date set forth in the Grant Notice, has granted to Participant an award (the “Award”) consisting of the number of shares of restricted stock set forth in the Grant Notice (the “Shares”), subject to the restrictions and risk of forfeiture set forth herein.

ARTICLE I.

DEFINED TERMS

Wherever the following terms are used in this Agreement, they shall have the meanings specified below.

1.1 “Administrator” shall mean the Committee.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its parents or subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.2(a) or Section 1.2(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.2(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.5 “Committee” shall mean the Compensation Committee of the Board.

1.6 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a

Form S-8 Registration Statement.

1.7 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

1.8 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.9 “Fair Market Value” shall mean, as of any given date, the value of a share of Stock determined as follows:

(a) If the Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Stock is not listed on an established stock exchange or national market system, but the Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

1.10 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

1.11 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.12 “Termination of Service” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service.

ARTICLE II.

GRANT OF RESTRICTED STOCK

2.1 Grant of Restricted Stock.

(a) Award. In consideration of Participant’s agreement to commence employment and continue in the employ of or service to the Company and for other good and valuable consideration which the Committee has determined exceeds the aggregate par value of the Shares, effective as of the Grant Date, the Company has issued to Participant the Shares. Participant is an Employee, Director or Consultant of the Company or a Subsidiary of the Company.

(b) Book Entry Form. At the sole discretion of the Company, the Shares will be evidenced by documenting the Shares in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer and risk of forfeiture imposed pursuant to this Agreement; or (ii) certificate form pursuant to the terms of Sections 2.1(c) and (d) hereof.

(c) Legend. Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or shall have been removed and the Shares shall thereby have become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Committee):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AGREEMENT BY AND BETWEEN CODEXIS, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED,

TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d) Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint may retain physical custody of any certificates representing the Shares until all of the Restrictions imposed pursuant to this Agreement lapse or shall have been removed.

(e) Delivery of Certificates Upon Vesting. As soon as administratively practicable, and, in any event, within sixty (60) days, following the vesting of any Shares subject to the Award pursuant to Section 2.2(b) hereof, the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form which have vested or deliver to Participant a certificate or certificates evidencing the number of Shares subject to the Award which have vested. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company. The Shares with respect to which such notations have been so removed or certificates so delivered shall no longer be subject to the Restrictions hereunder. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.2(e)(i), (ii) and (iii) hereof, then the Shares shall be issued pursuant to the preceding sentences as soon as administratively practicable after the Committee determines that Shares can be issued in accordance with Sections 2.2(e)(i), (ii) and (iii) hereof.

2.2 Restrictions.

(a) Forfeiture. Upon Participant’s Termination of Service for any or no reason, any Shares subject to the Award that have not vested in accordance with this Agreement (after giving effect to any accelerated vesting pursuant to Sections 2.2.(b) or 2.2(c) hereof or any other written agreement or plan between Participant and the Company) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. Subject to Sections 2.2(b) and 2.2(c) hereof or this Section 2.2(a), no portion of the Award which has not become vested as of the date on which Participant incurs a Termination of Service shall thereafter become vested. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.5 hereof and the exposure to forfeiture set forth in this Section 2.2(a).

(b) Vesting and Lapse of Restrictions. Subject to Sections 2.2(a) and 2.2(c) hereof, the Shares subject to the Award shall vest and Restrictions shall lapse in accordance with the vesting schedule set forth on the Grant Notice, contingent upon Participant’s continued employment or services through such dates. The vesting of the Shares subject to the Award may be accelerated by the Administrator at such times and in such amounts as it shall determine in its sole discretion, as otherwise provided for in this Agreement or as set forth in a written agreement between the Company and Participant.

(c) Acceleration of Vesting. Notwithstanding Sections 2.2(a) and 2.2(b) hereof, if a Change in Control occurs and the Award is not assumed or substituted by a successor corporation in accordance with Section 3.1 hereof, then immediately prior to the consummation of such Change in Control, all forfeiture restrictions on the Award shall lapse in accordance with Section 3.1 hereof.

(d) Tax Withholding. Notwithstanding any other provision of this Agreement (including without limitation Section 2.1(b) hereof), no new certificate shall be delivered to Participant or his or her legal representative and no notation on the books and records shall be removed unless and until Participant or his or her legal representative shall have paid to the Company the full amount of all federal and state withholding or other taxes applicable to the taxable income of Participant resulting from the grant of Shares or the lapse or removal of the Restrictions. Such payment shall be made in such form of consideration acceptable to the Company which may, in the sole discretion of the Company, include:

(i) Cash or check;

(ii) Surrender of shares of Stock (including, without limitation, shares of Stock subject to the Award that would otherwise be vesting) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payment required; or

(iii) Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock for which the Restrictions are then subject to lapse, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale).

The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Share in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the Award or the issuance of Shares hereunder.

2.3 Conditions to Delivery of Stock. Subject to Section 2.1 hereof, the Shares issued under this Award, or any portion thereof, may be either previously authorized but unissued shares of Stock, treasury shares of Stock or issued shares of Stock which have been reacquired by the Company on the open market. Such Shares shall be fully paid and nonassessable.

2.4 Rights as Stockholder. The holder of the Award shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of any Shares unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.1 hereof.

ARTICLE III.

OTHER PROVISIONS

3.1 Change in Control.

(a) In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award upon a Change in Control, the Award shall become fully vested and all Restrictions on the Award shall lapse, in each case, as of immediately prior to the consummation of such Change in Control.

(b) The existence of the Grant Notice, Agreement and the Award shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

3.2 Administration. The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Award.

3.3 Tax Consultation. Participant understands that Participant may suffer adverse tax consequences in connection with the Shares issued pursuant to this Award (and the shares issuable with respect thereto). Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the Award and the issuance of Shares with respect thereto and that Participant is not relying on the Company for any tax advice.

3.4 Tax-Related Items. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction (collectively, “Tax-Related Items”) that is attributable to (a) the grant, or any benefit derived by Participant from, the Award, (b) the issuance to Participant of the Shares or (c) the disposal of the Shares.

3.5 Restricted Stock Not Transferable. During the lifetime of Participant, until the Restrictions lapse, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Award and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.5 shall not prevent transfers by will or applicable laws of descent and distribution.

3.4 Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6 Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8 Conformity to Securities Laws. Participant acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9 Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided herein, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.

3.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, Committees, successors and assigns.

3.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Award, the Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12 Tax Withholding and Section 83(b) Election. Participant understands that Section 83(a) of the Internal Revenue Code taxes as ordinary income the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares at the time the Restrictions on such Shares lapse. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Grant Date, rather that at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days of the Grant Date. In the event Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such thirty (30) day period. Participant understands that in the event an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares as of the Grant Date. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder, and does not purport to be complete. PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING PARTICIPANT’S 83(b) ELECTION, AND THE COMPANY HAS DIRECTED PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF PARTICIPANT’S DEATH.

PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE RESTRICTIONS ON THE UNVESTED SHARES.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF THE SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

3.14 Not a Contract of Employment. Nothing in this Agreement or in the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

3.15 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.16 Limitation on Participant’s Rights. This Award confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither this Agreement nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

EXHIBIT B

TO DAVID O’TOOLE RESTRICTED STOCK GRANT NOTICE

CONSENT OF SPOUSE

I, Marilyn O’Toole, spouse of David O’Toole, have read and approve the foregoing Agreement. In consideration of issuing to my spouse the shares of the common stock of Codexis, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Codexis, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: September 29, 2012	/s/ Marilyn O’Toole
Signature of Spouse

B-1